Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement on Form S-1 of MGO Global, Inc. and Subsidiaries. of our report dated June 3, 2024, except for discontinued operations and Note 8, specifically the reverse stock split, as to which the date is August 13, 2024, relating to our audits of the consolidated financial statements, which appears herein, for the years ended December 31, 2023 and 2022.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Assurance Dimensions, Inc.
Assurance Dimensions
Coral Springs, Florida

October 4, 2024